FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-06

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]
Sent: Monday, October 06, 2014 10:42 AM
Subject: CGCMT 2014-GC25 -- New Issue Announcement (Public)

CGCMT 2014-GC25 -- New Issue Announcement (Public)

$727.295mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.
Co-Managers:  Drexel Hamilton and RBS Securities Inc, LLC

Class	Moody's/Fitch/KBRA/DBRS	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	30.646	2.87	30.000%	48.2%	14.3%
A-2	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	9.763	4.92	30.000%	48.2%	14.3%
A-3	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	235.000	9.82	30.000%	48.2%	14.3%
A-4	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	248.803	9.88	30.000%	48.2%	14.3%
A-AB	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	65.202	7.43	30.000%	48.2%	14.3%
A-S	Aa1(sf)/AAAsf/AAA(sf)/AAA(sf)	45.259	9.88	24.625%	51.9%	13.2%
B	NR/AA-sf/AA(sf)/AA(sf)	52.626	9.95	18.375%	56.2%	12.2%
C	NR/A-sf/A-(sf)/A(low)(sf)	39.996	9.96	13.625%	59.5%	11.6%
X-A	NR/AAAsf/AAA(sf)/AAA(sf)	634.673	N/A	N/A	N/A	N/A
X-B	NR/AA-sf/AAA(sf)/AAA(sf)	52.626	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$842.021mm
Number of Mortgage Loans:	62
Number of Mortgaged Properties:	99
Average Cut-off Date Mortgage Loan Balance:	$13.581mm
Weighted Average Mortgage Interest Rate:	4.5540%
Weighted Average Remaining Term to Maturity (months):	118
Weighted Average Remaining Amortization Term (months):	351
Weighted Average Cut-off Date LTV Ratio:	68.9%
Weighted Average Maturity Date LTV Ratio:	60.5%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.58x
Weighted Average Debt Yield on Underwritten NOI:	10.0%
% of Mortgage Loans with Mezzanine Debt:	16.5%
% of Mortgaged Properties with Single Tenants:	3.1%

Property Type:	35.6% Office (17.5% CBD, 12.3% General Suburban, 5.8% Medical)
26.3% Retail (15.3% Anchored, 4.6% Shadow Anchored,
4.5% Unanchored, 1.2% Regional Mall, 0.7% Single Tenant)
16.2% Multifamily (14.2% Student Housing, 2.0% Garden)
8.6% Self Storage
6.8% Industrial (4.4% Flex, 2.2% Warehouse/Distribution
0.3% Warehouse)
3.4% Mixed Use (3.2% Trade Mart/Exhibition Hall,
0.2% Retail/Self Storage)
2.7% Hospitality (2.7% Limited Service)
0.3% Manufactured Housing

Top 5 States:	19.7% CA, 11.2% TX, 7.8% PA, 7.5% KY, 6.3% OH

Anticipated Timing
Global Investor Call:	Mon, Oct 6th
Anticipated Pricing:	Week of Oct 6th
Anticipated Closing:	Fri, Oct 24th

Investor Call Details
Date:	Mon, Oct 6th
Time:	1:00PM EST
US Toll Free:	719-325-2269
Passcode:	7555232

Anticipated Roadshow Schedule

Tues, Oct 7th

Boston, MA – Breakfast Meeting
-Boston Harbor Hotel - John Adams Room
-70 Rowes Wharf, Boston, MA
-8:30AM EST

Hartford, CT - Lunch Meeting
-Max Downtown
-185 Asylum St, Hartford, CT
-12:30PM EST

Minneapolis, MN - Breakfast Meeting
-The Grand Minneapolis - Boardroom 3
-615 Second Avenue South, Minneapolis, MN
-8:00 AM CST

Term Sheet
<ATTACHED>

Annex A
<ATTACHED>

Free Writing Prospectus
<ATTACHED>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

-------------------------------------------------------------------------------
This communication is issued by a member of the Sales and Trading Department of Citigroup Global Markets Inc. and intended for institutional investors only. For important disclosures and disclaimers please see https://icg.citi.com/icg/data/documents/ST_ExternalDiscl.pdf. This message is for the internal use of the intended recipients and may contain information proprietary to Citi which may not be reproduced, redistributed, or copied in whole or in part without Citi's prior consent.